EXHIBIT 24(a)


                             ACCOUNTANTS' CONSENT


The Board of Directors
Hasbro, Inc.:


We consent to incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344, 33-59583 and 333-38159 on Form S-8 and Nos. 33-
41548 and 333-44101 on Form S-3 of Hasbro, Inc. of our reports dated February 3, 1999 relating to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 27, 1998 and December 28, 1997 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended December 27, 1998, which report on the consolidated financial statements is incorporated by reference and which report on the related schedule is included in the Annual Report on Form 10-K of Hasbro, Inc. for the fiscal year ended December 27, 1998.



/s/ KPMG LLP



Providence, Rhode Island

March 26, 1999